UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2020

MFA Financial, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	1-13991	13-3974868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Park Avenue, 20th floor

New York, New York 10022

(Address of principal executive offices)

Registrant's telephone number, including area code: (212) 207-6400

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbols:	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	MFA	New York Stock Exchange
7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share	MFA/PB	New York Stock Exchange
6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share	MFA/PC	New York Stock Exchange
8.00% Senior Notes due 2042	MFO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On May 6, 2020, MFA Financial, Inc. (“MFA” or the “Company”) entered into an agreement (the “Agreement”) with Stephen D. Yarad, Chief Financial Officer of the Company, regarding the payment of severance and other benefits to Mr. Yarad in circumstances where his employment is terminated by MFA without Cause (as such term is defined in the Agreement) or he resigns for Good Reason (as such term is defined in the Agreement). The Agreement generally provides for severance protection under these circumstances that is consistent with the severance protection provided to the Company’s other most highly compensated senior executives. More specifically, in such circumstances, subject to Mr. Yarad’s execution of a release of claims against MFA and its affiliates, Mr. Yarad will be entitled to the following:

(i) aggregate cash equal to the sum of (A) his annual base salary and (B) the average of the annual bonuses received by Mr. Yarad for the three (3) preceding years, which will be payable to him in a lump sum not later than 60 days following the date of termination of employment; and

(ii) immediate vesting of all outstanding unvested time-based equity awards; and

(iii) immediate vesting in a pro-rata portion of the target value of any unvested performance-based equity awards. The pro-rata portion shall be equal to the product of (a) the target value of such award, and (b) a fraction, the numerator of which is the number of days during the performance period that would have elapsed as of the anniversary of the date of grant of such award next following the date of termination of employment (but not beyond the end of the applicable performance period), and the denominator of which is the number of days in the performance period; and

(iv) reimbursement for 100% of the COBRA premiums incurred by Mr. Yarad for himself and his eligible dependents under the Company’s health care plan during the 12-month period following the date of termination of employment; and

(v) any accrued but unpaid base salary and any other amounts earned, accrued or owing but not yet paid to Mr. Yarad and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

The Agreement has a fixed term that expires on December 31, 2021. In addition, the Agreement provides that if any payments or benefits provided to Mr. Yarad would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax, if such reduction would give Mr. Yarad a better after-tax result than if he received the full payments and benefits and paid the excise tax.

The Agreement also contains customary confidentiality and non-solicitation covenants, as well as other terms customary for agreements applicable to senior executives.

*****

A copy of the Agreement is attached hereto as Exhibit 10.1.  The above description of the principal terms of the Agreement is a summary only and is qualified in its entirety by reference to the exhibit, which is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement, entered into as of May 6, 2020, by and between the Company and Stephen D. Yarad

104	Cover Page Interactive Data File (formatted as Inline XBRL)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, entered into as of May 6, 2020, by and between the Company and Stephen D. Yarad

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2020	MFA FINANCIAL, INC.

	By:	/s/ Harold E. Schwartz
Harold E. Schwartz
Senior Vice President and General Counsel